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IDS Life Investment Series, Inc.
File No. 2-73115/811-3218

EXHIBIT INDEX

Exhibit 5(c): Investment Advisory Agreement between IDS Life Insurance Company and American Express Financial Corporation dated Oct. 14, 1998.

Exhibit 5(d): Investment Advisory Agreement between American Express Financial Corporation Inc. and American Express Asset Management International Inc. for IDS Life International Equity Fund dated April 9, 1998.

Exhibit 10:     Opinion and consent of counsel.

Exhibit 11:     Independent Auditors' Consent.

Exhibit 17:     Financial Data Schedules.

Exhibit 18(a):  Directors' Power of Attorney dated Jan. 7, 1998.